Exhibit 5.1

Celsus Therapeutics plc	Our ref:	AK\27475\0001\9543032v1\CXC
Thames House	Your ref:
Portsmouth Road	Date:	13 August 2014
Esher
Surrey KT10 9AD

Dear Sirs

Celsus Therapeutics plc (company number 05252842)

We act for Celsus Therapeutics plc, a public limited company incorporated under the laws of England and Wales (Company) as its legal advisers in England in connection with the registration statement (Registration Statement ) on Form S-8 to be filed by the Company with the Securities and Exchange Commission (SEC) on or about August 13, 2014 pursuant to the Securities Act of 1933, as amended (Securities Act), and the rules and regulations made pursuant to such Act (the Rules ).

This opinion relates, and is limited, to those ordinary shares of £0.01 each in the capital of the Company (Ordinary Shares) which we understand from the Company are reserved for issue pursuant to the Celsus Therapeutics PLC 2007 Stock Option Plan, as amended (2007 Plan) and the Celsus Therapeutics PLC 2014 Equity Incentive Plan (2014 Plan, and together with the 2007 Plan, the Plans) as at the date of this opinion (together the Shares), which we understand from the Company, being:

1.	2,686,690 Ordinary Shares issuable upon exercise of outstanding options granted under the 2007 Plan (2007 Grants);

2.	250,000 Ordinary Shares issuable upon the exercise of outstanding options granted under the 2014 Plan; and

3.	up to 2,928,310 Ordinary Shares reserved for future grant under the 2014 Plan, (such number to be reduced by the aggregate number of Ordinary Shares subject to the 2007 Grants, to the extent such 2007 Grants are not expired or forfeited, surrendered, cancelled or otherwise terminated, which Ordinary Shares, we understand from the Company, may then be made available for subsequent grants under the 2014 Plan).

1.	Documents

For the purposes of this opinion, we have examined only the following:

1.1	a certificate (the Secretary’s Certificate) from the Company Secretary of the Company (the Secretary) dated 13 August 2014 (a copy of which is attached to this opinion) confirming, inter alia, (i) that the copy of the Articles (referred to in paragraph 1.2 below) attached to the Secretary’s Certificate is correct and up-to-date; (ii) that the board resolution referred to in paragraph 1.7 below were duly passed and signed by the chairman of the Company and were duly passed; (iii) that the Company no longer has an authorised share capital, and that there are no other limits under the constitution of the Company on the powers of the directors to allot shares or to grant rights to acquire shares; (iv) the nominal amount of shares which the directors are authorised to allot or grant rights to acquire under section 551 of the UK Companies Act 2006 (the 2006 Act); (v) the extent of the powers to allot equity securities conferred on the directors without reference to section 570 of the 2006 Act; (vi) the number of Ordinary Shares remaining available for grants under the 2014 Plan as of 13 August 2014; and (vii) the number of Ordinary Shares subject to grants under the 2007 Plan and 2014 Plan that were outstanding as of 13 August 2014;

1.2	a Certificate of Good Standing issued by the Registrar of Companies in England and Wales in respect of the Company dated 4 August 2014.

1.3	copies of the certificate of incorporation, certificates of incorporation on change of name and articles of association (the Articles) of the Company, copies of which are attached to the Secretary’s Certificate;

1.4	a copy of the resolutions of the Company’s shareholders dated 28 June 2012, authorising the directors of the Company to allot shares and to grant rights to subscribe for or otherwise acquire shares and empowering the directors to allot equity securities, a copy of which is attached to the Secretary’s Certificate;

1.5	a copy of the resolutions of the Company’s shareholders dated 20 June 2013 adopting and approving the 2007 Plan and a copy of the resolutions of the Company’s shareholders dated 19 June 2014 adopting and approving the 2014 Plan;

1.6	information on the file held at Companies House in respect of the Company disclosed by an online search of such file carried out by us at Companies House at 10.15 a.m. on 13 August 2014 (the Companies Registry Search);

1.7	minutes of the board of directors of the Company dated 30 April 2014 which approved the amendment to the 2007 Plan by adopting the 2014 Plan, subject to the approval of the members of the Company, a copy of which is attached to the Secretary’s Certificate; and

1.8	a copy of each of the Plans, such copies are attached to the Secretary’s Certificate and certified by the Secretary to be true, complete and up-to-date.

2.	Assumptions

For the purposes of this opinion we have assumed without investigation:

2.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

2.2	the capacity, power and authority of each of the parties (other than the Company) to any documents reviewed by us;

2.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

2.4	that the Plans are fully valid and binding and in full effect and validly constitute the options they purport to constitute, subject to the options being granted under all laws applicable to the Plans;

2.5	that all agreements examined by us that are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding under the laws by which they are (or are expressed to be) governed;

Celsus Therapeutics plc	2	13 August 2014

2.6	that the written resolutions of the directors of the Company referred to in paragraph 1.7 were duly signed by all the directors of the Company in accordance with requirements of the Company’s articles of association and all other applicable requirements and that such resolutions have not been amended or rescinded and are in full force and effect and that the written resolutions have been filed in the Company’s statutory books;

2.7	that no event has occurred since the issue of the Certificate of Good Standing referred to at 1.2 such that the Registrar of Companies would decline to issue a similar certificate as at the date of this opinion;

2.8	having undertaken the Companies Registry Search, having telephoned Companies Court in England and made oral enquiries regarding the Company on the Central Index of Winding Up Petitions at 10.17 a.m. on 13 August 2014 (the Central Index Search ) and having made enquiries of the Secretary (together, the Searches and Enquiries ) (but having made no other enquiries) and the Searches and Enquiries not revealing any of the same, that on the date of this opinion no members or creditors’ voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator, liquidator, provisional liquidator, trustee or similar officer has been appointed in relation to the Company or any of its assets;

2.9	that no change has occurred to the information on the file at Companies House (including in relation to the Articles) since the time of the Companies Registry Search;

2.10	that the Companies Registry Search revealed all matters required by law to be notified to the Registrar of Companies and that the information revealed is complete and accurate as of the date of the Companies Registry Search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

2.11	that the information revealed by the Central Index Search is complete and accurate as of the date of such search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

2.12	that, in respect of the Shares to be registered on Form S-8:

2.12.1	a resolution of the members of the Company has been duly and properly passed at a validly held general meeting of the Company with the appropriate majority creating the Ordinary Shares with the rights attaching to them in the manner referred to in the Registration Statement and validly authorising the board of directors of the Company to issue and allot the Ordinary Shares and that such authority (Authorisation) has not expired or been revoked;

2.12.2	a meeting of the board of directors of the Company was or shall have been duly convened and held and a valid resolution passed at such meeting to approve each allotment and issue of Shares and each grant of rights to acquire Shares;

2.12.3	as at each date of allotment of Shares and grant of rights to subscribe for Shares, the directors of the Company shall have sufficient powers conferred on them to allot such Shares and to grant such rights (as applicable) under section 551 of the 2006 Act and under section 570 of the 2006 Act as if section 561 of the 2006 Act did not apply to such allotment or grant and the Company shall not issue (or purport to issue) Shares and shall not grant rights (or purport to grant rights) in excess of such powers or in breach of any other limitation on their powers to issue shares or grant rights;

Celsus Therapeutics plc	3	13 August 2014

2.12.4	the directors of the Company will use all their authorities and will exercise all their powers in connection with each allotment and issue of Shares and each grant of rights to subscribe for Shares bona fide in the interests of the Company and in a way most likely to promote the success of the Company for the benefit of its members as a whole;

2.12.5	no alteration shall have been made as at the date of allotment of such Shares to the Articles other than as referred to in paragraph 2.12.1;

2.12.6	the Company shall have received in full in cash the subscription price payable for such Shares (such subscription price being no less than the nominal value of such Shares) and shall have entered the holders of such Shares on the register of members of the Company showing that such Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

2.12.7	the number of shares being issued (after taking account of all the shares already issued by the Company under the Authorisation) and the number of shares the directors are authorised to allot pursuant to the directors’ authority granted in the Shareholder Resolution) does not exceed a par value of £49,551,454.51and any resolution of the Company’s board of directors (Board) for the allotment and issue of any Shares is passed prior to the expiry of any period of authorisation granted to the Board by the relevant resolution; and

2.12.8	that the Shares will be issued in accordance with the terms of the Plans.

2.13	that the Shares and rights to subscribe for Shares have not been and shall not be offered to the public in the United Kingdom in breach of the Financial Services & Markets Act 2000 (FSMA) or of any other UK laws or regulations concerning the offer of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other UK laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

2.14	that no shares or securities of the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of FSMA);

2.15	that in issuing and allotting the Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

2.16	that the Company’s place of central management is not in the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers:

2.17	the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded;

2.18	that none of the terms of any security to be established subsequent to today’s date, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the relevant company, or any restriction imposed by any court or governmental body having jurisdiction over any of the companies in the Company’s group or their respective assets;

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2.19	that any Shares issued on exercise of an option under a Plan will be issued in accordance with the terms of that Plan and in accordance with the Articles;

2.20	that there will be no change to the Articles which would affect any of the opinions given in this opinion;

2.21	that the Company is not, and will not be, in breach of any borrowing limits or restrictions in its Articles or any other instrument or contract binding on the Company;

2.22	that the terms and conditions applicable to the Shares, will not be inconsistent with the Registration Statement;

2.23	that the Corporate Approvals referred to above were or will each be (as appropriate) passed at a meeting which was or will be duly convened, constituted and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was or will be present in each case throughout the meeting and voted in favour of the resolutions; and that in relation to each meeting of the board of directors of the Company and of the Committee, each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors' interests or the power of interested directors to vote and to count in the quorum was or will be duly observed;

2.24	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy and completeness of all statements in the Secretary's Certificate;

2.25	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

2.26	the capacity, power, authority and ability of each of the parties other than the Company to enter into, carry out and fulfil their obligations and liabilities in connection with the Documents and that each of the parties other than the Company is currently in good standing in its jurisdiction of registration;

2.27	that the information contained in the Secretary’s Certificate is true, complete, correct and not misleading; and

2.28	that the persons executing the Documents, were duly authorised to do so and had the power to bind the applicable party.

3.	Opinion

3.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

3.1.1	the Company is a company duly incorporated and validly existing and in good standing under English law;

3.1.2	when the Shares are issued in accordance with the Plans based on the assumptions above, such Shares will be validly issued, fully paid and non-assessable;

3.2	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

Celsus Therapeutics plc	5	13 August 2014

3.3	This opinion is strictly limited to the matters expressly stated in paragraphs 3.1 above and is not to be construed as extending by implication to any other matter. Other than as set out in paragraphs 3.1 above, we express no opinion as to any agreement, instrument or other document that may arise or be entered into as a result of or in connection with the Offering. Without prejudice to the generality of the foregoing, we express no opinion as to any aspect of tax law.

3.4	This opinion relates only to English law (being for these purposes, except to the extent we make specific reference to an English law “conflict of law” (private international law) rule or principle, English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today’s date, including the laws of the European Union to the extent such laws have the force of law in England.

4.	Reservations

Our reservations are as follows:

4.1	we express no opinion on European Community law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law;

4.2	the obligations of the Company are subject to all laws from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, reorganisation or any other laws (or other legal or equitable remedies) generally affecting the rights of creditors;

4.3	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the SEC) or any investment exchange outside the United Kingdom (including, without limitation, the NASDAQ Stock Market LLC) for the purpose of this opinion;

4.4	the choice of the law of the State of New York to govern any obligation to be performed in a jurisdiction outside England may not be recognised or upheld by an English court to the extent that to do so would prejudice the application of mandatory rules of law applicable in such other jurisdiction with which the relevant obligation is otherwise solely connected;

4.5	if an English Court assumes jurisdiction it would not apply the law of the State of New York if (i) the law of the State of New York were not pleaded or proved; or (ii) to do so would be contrary to English public policy or mandatory rules of English law (or the law of the European Union);

4.6	in our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgements of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws;

4.7	for the purpose of paragraph 3.1.1 above, duly incorporated in relation to the Company means that the Registrar of Companies has issued a Certificate of Incorporation in relation to the Company which is, under the Companies Act 2006 (or its predecessor Acts), conclusive evidence that the requirements of the Companies Act 2006 (or its predecessor Acts) as to registration under that Act (or its predecessor Acts) had been complied with and that the Company is duly registered under the Companies Act 2006 (or its predecessor Acts);

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4.8	the expression “in good standing” in paragraph 3.1 above means that according to the documents on the file of the Company in the custody of the Registrar of Companies, the Company has been in continuous and unbroken existence since the date of its incorporation and that no notification has been received by the Registrar of Companies that it is in liquidation or administration;

4.9	any Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing at the Registrar of Companies, (iv) the possibility of delays in the Registrar of Companies in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

4.10	any Central Index Search may not completely and accurately reveal whether or not petitions for winding-up orders or administration orders have been lodged, since (i) whilst in relation to winding-up petitions it should show all such petitions issued in England and Wales, it is limited to petitions for administration issued in London only, (ii) there may be delays in entering details of petitions on the index, (iii) County Courts may not notify the Central Index immediately (if at all) of petitions which they have issued, (iv) enquiries of the Central Index, in any event, only show petitions presented since June 1994 and (v) errors and mis-filing may occur;

4.11	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Shares, such details being recorded by or on behalf of the Company in a separate register of allotments which contains certain of the information required under the 2006 Act and we assume that the same procedure will be adopted in relation to the Shares to be registered as described in paragraph 1 above;

4.12	no allotment of any Shares or other securities to be registered as described in the opening two paragraphs of this opinion has (we understand) yet taken place as at the date of this opinion;

4.13	a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members’ interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner and such an order may extend to the allotment and/or issue;

4.14	we express no opinion as to any document other than the Documents and we express no opinion as to the validity of the Plans which are made pursuant to the laws of the State of New York;

4.15	without limiting any other assumption or reservation made in this opinion, we have not investigated whether the Company or any other party to any of the Documents is or will by reason of the execution of, or the transactions contemplated by, the Documents or any document referred to in the Documents be in breach of any of its obligations under any licence, authorisation, consent, agreement or document, other than in respect of the Articles;

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4.16	we express no opinion as to the tax treatment or consequences of the Documents or the transactions contemplated by them including, without limitation, the transfer or issue of any shares in the share capital of the Company;

4.17	we have not carried out any of due diligence other than as specifically stated in this opinion concerning any factual matters relating to the transaction, arising out of any Documents, including having made no investigation into the truthfulness or accuracy of any of the warranties or representations given by the Company. Furthermore, we have not reviewed the Registration Statement; and

4.18	this opinion speaks only to today’s date. Notwithstanding any reference in this opinion to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur after the date of this opinion.

This opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force and as interpreted at the date of this opinion and that the English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this opinion.

This opinion is given solely to you in connection with the filing of the Registration Statement. It may not be used nor relied upon for any other purpose. Furthermore, we are acting solely for the Company in giving this opinion and we do not owe any duty to, or accept any liability to, any other person and no other person may rely on this opinion.

Without prejudice to the preceding paragraph, we hereby consent to the filing of this opinion in its full form and the use of our name under the caption “Legal Matters” contained in the prospectus which is included in the Registration Statement or in such other form as we may approve in writing.

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations made pursuant to such legislation.

Yours faithfully

/s/ Fladgate LLP

Fladgate LLP

Direct Dial +44 (0)20 3036 7352

Direct Fax +44 (0)20 3036 7852

akelman@fladgate.com

Celsus Therapeutics plc	8	13 August 2014